EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

              WEEKLY COMMENTARY FOR THE WEEK ENDED OCTOBER 22, 2004

Performance for the Fund was profitable over the past week. Positions in the currency, energy and financial sectors were profitable while losses stemmed primarily from positions in stock indices. Class B units in the Grant Park Fund gained an estimated 2.97% for the week leaving them up an estimated 3.74% for the month and down an estimated 14.32% year-to-date.

Long positions in foreign currencies posted impressive gains as the U.S. dollar lost ground to its major trading partners. The sell-off in the dollar began on October 14 with a report that the U.S. trade gap had grown to $54 billion in the month of August, the second highest trade deficit ever reported. The weakness in the greenback continued throughout the past week as investors continued to sell the dollar amid uncertainty surrounding the upcoming U.S. presidential election, higher oil prices and concerns over terrorism. Long positions in the euro and Japanese yen were profitable as the currencies rallied 2.9% and 2.4% respectively versus the dollar, since the trade deficit data was reported. Additionally, longs in the Canadian, Australian and New Zealand dollars benefited as those currencies were higher against the greenback by the end of the week. Furthermore, the Swiss franc rallied a little more than one-cent versus the dollar, adding value to longs there. Finally, short positions in the U.S. dollar index were also profitable as the contract closed the week 1.25 points lower.

Long positions in the energy sector reported profits as worries over world oil supply continue to dominate the markets. Crude oil on the New York Mercantile closed the week $1.20 higher at a price of $55.17 per barrel after posting a new record-high of $55.50. The close on Friday represented a 71% increase in the price of crude since the beginning of the year. Long positions in natural gas gained as that contract rallied $1.396 to settle at $8.105 per million British thermal units, the highest close in 20 months for the contract. Longs in the heating oil market profited as that contract was 4.79 cents higher at $1.5976 per gallon on news that U.S. inventories were lower for a fifth consecutive week. Unleaded gasoline closed the session 3.05 cents higher at $1.4404 per gallon. Analysts said that concerns over U.S. supply continue as output in the Gulf of Mexico remains about 25% lower than usual as a result of Hurricane Ivan in September.

Higher energy prices along with the volatile situation in Iraq ahead of the U.S. presidential election gave way to higher prices for U.S. Treasurys. Long positions in the domestic fixed income markets recorded profits as investors bought Treasurys while oil prices rallied. The sentiment behind this rally, according to some analysts was the speculation that higher energy prices will decrease consumption and in turn slow down the economy. Uncertainty over the erratic situation in Iraq also fueled buying as investors sought out a "safe haven" in case the situation there worsens in the near term. Thirty-year bonds finished the week a little more than a full point higher while Ten-year notes settled just over one-half point higher, or roughly $500 per $100,000 dollar face value. Overseas positions also did well. Longs in the German Bund, Eurex Bobl and British Gilts made profits in the longer end of the yield curve while longs in the British short sterling and Euribor made gains in the short

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com

[LOGO]

end. Losses in this sector were from long positions in the Australian markets as fixed income prices there were softer by the end of the week.

Lastly, long positions in stock indices reported losses over the past week. Stocks in the U.S. sold-off sharply near the end of the session on the bearish comments by Federal Reserve Board Governor Ben Bernanke. He said that higher energy costs represented a "significant shock to the economic system" and could reduce economic growth by 0.5% to 0.75% this year. The S&P lost 12.40 points by the close on Friday. Long positions overseas lost ground as share prices fell in Tokyo, Hong Kong and London. Longs in the NASDAQ did post gains as the tech-heavy index finished the week 7.50 points stronger.





















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com